UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        May 21, 2018

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware 000-51595 94-3327894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL		32258
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:             (904) 680-6600

____________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 9, 2018, the Board of Directors of Web.com Group, Inc. (the “Company” or “Web.com”) approved the appointment of Jennifer Lada, to the position of Senior Vice President and Chief Financial Officer to be effective on July 1, 2018, upon the departure of Kevin M. Carney, current Chief Financial Officer.
Ms. Lada has served as the Company’s Chief Accounting Officer since April 2, 2018 and as Vice President, Financial Reporting since March 20, 2017. Prior to joining the Company, Ms. Lada was Vice President, Financial Reporting with the PGA Tour and served in that position since 2015 until 2016. From 2012 to 2015, she was Vice President, Financial Reporting with ADS Waste Holdings, Inc., and was Senior Manager with PricewaterhouseCoopers from 1997 to 2012. She holds a B.S., Accounting and an M.S., Accounting, both from the University of Florida, and she is a Certified Public Accountant.
As Chief Financial Officer, Ms. Lada’s salary will be $300,000, representing a 36.4% increase over her current base salary to reflect her new responsibilities, with a 2018 bonus potential of 50%. Ms. Lada was also awarded 25,000 shares of restricted stock, which will vest in equal annual installments over four years, and 25,000 of performance stock units having a 3-year payout period, provided the performance metrics are achieved.
Pursuant to her appointment, Ms. Lada will also be a participant in the Executive Severance Plan of the Company, and will be indemnified pursuant to the Company’s indemnity agreement for officers and directors.
A copy of the press release announcing this appointment and dated May 21, 2018 is attached hereto as Exhibit 99.1.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Web.com Group, Inc.

Date: May 21, 2018	By: /s/ Matthew P. McClure, Secretary